Exhibit 10.2

LONG-TERM INCENTIVE PLAN

ANNUAL GRANT PROGRAM

ARTICLE 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. IES Holdings, Inc. (f/k/a Integrated Electrical Services, Inc.), a Delaware corporation (“Company”), hereby establishes this Long-Term Incentive Plan Annual Grant Program (this “Program”). This Program is intended to increase stockholder value and the success of the Company by motivating key executives, and such other employees as may be designated by the Human Resources and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), to perform to the best of their abilities and to achieve the objectives set forth by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

1.2 Effective Date. This Program was adopted by the Board on February 28, 2019, to be effective on March 4, 2019 (the “Effective Date”).

ARTICLE 2

GRANT OF AWARDS

2.1 Determination of Company LTI Measures. On or before December 20 of each calendar year, the Committee, in its sole discretion, shall establish for each three fiscal-year period commencing October 1 of such calendar year (each, a “Performance Period”):

•	cumulative measures of Company financial performance (the “Company LTI Measures”),

•

the corresponding cumulative performance levels that constitute “maximum” performance (“LTI Maximum Performance”), “target” performance (“LTI Target Performance”) and “threshold” performance (“LTI Threshold Performance”) for each Performance Period,

•	the vesting percentages for LTI Maximum Performance, LTI Threshold Performance and LTI Target Performance, as set forth in Section 2.3 hereof,

•	the Participants, as defined below, and

•	the Target Stock Grant for each Participant, as defined below.

2.2 Annual Grant. As soon as practicable following the determination of the Company LTI Measures, the Committee shall grant each executive officer of the Company and such other key employees as shall be designated by the Committee (the “Participants”) shares of Company restricted stock that shall vest, except as may be provided pursuant to an employment agreement, (i) 25% based on continued service of the Participant through the scheduled vesting date of the grant, and (ii) 75% based on the achievement of the Company LTI Measures for the applicable Performance Period (the “Annual Grant”). The target number of shares of restricted stock in each Annual Grant shall equal the number of shares of Company common stock calculated by dividing (i) (A) a percentage set forth for each Participant which shall be designated by the Committee multiplied by (B) the Participant’s base salary for the fiscal year during which the Annual Grant is being made (pro-rated if the Participant commences eligibility for this Program following the first day of the applicable Performance Period) by (ii) the average closing price per share of the Company’s common stock for the five (5) trading days immediately preceding the grant date (“Target Stock Grant”). Each Annual Grant will be evidenced by an award agreement (an “Award Agreement”) pursuant to the Company’s Amended and Restated 2006 Equity Incentive Plan dated as of February 9, 2016 or any successor plan (the “Plan”).

2.3 Vesting of the Annual Grant. Except as may be provided pursuant to an employment agreement, vesting of the Annual Grant shall be based (i) 25% based on continued service of the Participant through the scheduled vesting date of the grant, and (ii) 75% based on actual Company cumulative financial performance for the Performance Period compared to the LTI Maximum Performance, LTI Target Performance and LTI Threshold Performance, as follows:

(a) In the event actual Company performance equals or exceeds LTI Maximum Performance, one hundred twenty percent (120%), or such other percentage as the Committee may designate, of the cumulative financial performance tranche of the Target Stock Grant shall vest;

(b) In the event actual Company performance equals LTI Threshold Performance, fifty percent (50%), or such other percentage as the Committee may designate, of the cumulative financial performance tranche of the Target Stock Grant shall vest;

(c) In the event actual Company performance exceeds LTI Threshold Performance but is less than LTI Target Performance, a portion of the cumulative financial performance tranche of the Target Stock Grant shall vest, calculated as the product of (a) the cumulative financial performance tranche of the Target Stock Grant and (b) a percentage calculated as a linear interpolation between fifty percent (50%) and one hundred percent (100%), based on actual Company performance relative to LTI Threshold Performance and LTI Target Performance;

(d) In the event actual Company performance equals LTI Target Performance, one hundred percent (100%) of the cumulative financial performance tranche of the Target Stock Grant shall vest;

(e) In the event actual Company performance exceeds LTI Target Performance but is less than LTI Maximum Performance, a portion of the cumulative financial performance tranche of the Target Stock Grant shall vest, calculated as the product of (a) the cumulative financial performance tranche of the Target Stock Grant and (b) a percentage calculated as a linear interpolation between one hundred percent (100%) and one hundred twenty percent (120%), based on actual Company performance relative to LTI Target Performance and LTI Maximum Performance; and

(f) In the event actual Company performance is less than LTI Threshold Performance, none of the cumulative financial performance tranche of the Target Stock Grant shall vest.

ARTICLE 3

GENERAL PROVISIONS

3.1 Committee is the Administrator. This Program shall be administered by the Committee.

3.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer this Program and to interpret the provisions of this Program. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of this Program shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

3.3 Subject to Plan. The Annual Grant is subject to the terms of the Award Agreement and the Plan (collectively, the “Grant Documents”) and shall be governed by the terms and conditions set forth therein. Nothing in this Program shall be construed to limit any authority afforded to the Committee pursuant to the terms of the Plan. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Grant Documents, the Grant Documents will govern and prevail.

ARTICLE 4

AMENDMENT AND TERMINATION

The Board or a duly authorized committee thereof may amend or terminate this Program at any time and for any reason.

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